Exhibit 21.1

Subsidiaries of Verra Mobility Corporation

Entity	Jurisdiction of Formation
Verra Mobility Holdings, LLC	Delaware
Greenlight Holding Corporation	Delaware
Greenlight Intermediate Holding Corporation	Delaware
Greenlight Acquisition Corporation	Delaware
VM Consolidated, Inc.	Delaware
American Traffic Solutions, Inc.	Kansas
LaserCraft, Inc.	Georgia
Mulvihill ICS, Inc.	New York
Mulvihill Electrical Enterprises, Inc.	New York
American Traffic Solutions Consolidated, L.L.C.	Delaware
American Traffic Solutions, L.L.C.	Delaware
ATS Processing Services, L.L.C.	Delaware
PlatePass, L.L.C.	Delaware
ATS Tolling LLC	Delaware
Sunshine State Tag Agency LLC	Delaware
Auto Tag of America LLC	Delaware
Auto Titles of America LLC	Delaware
Highway Toll Administration, LLC	New York
Canadian Highway Toll Administrations, Ltd	British Columbia
Toll Buddy, LLC	Delaware
Violation Management Solutions, LLC	Delaware
Euro Parking Collection, plc	England and Wales
Contractum Limited	England and Wales
EPC Hungary Kft	Hungary
EPC Finance Limited	England and Wales
Verra Mobility B.V.	Netherlands
Verra Mobility France S.A.S.	France
Pagatelia, S.L.	Spain
Verra Mobility Ireland Ltd.	Ireland